Exhibit 3.187

ARTICLE OF INCORPORATION

FILED: 8/16/83

FILING NO.: F0307-1363

1. Name: Burlington Coat Factory Warehouse of Cleveland, Inc.

2. Office Address: 21 East State Street, Columbus, Franklin County, Ohio

3. Purpose: To establish and conduct a general department store business

4. Authorized Shares: Seven hundred fifty (750) shares, all of which are without par value

5. Capital Amount: Five hundred dollars ($500.00)

/s/ Judy Winston

/s/ Diane McAuliffe

Department of State

The State of Ohio

Sherrod Brown

Secretary of State

618863

Certificate

It is hereby certified that the Secretary of State of Ohio has custody of the Records of Incorporation and Miscellaneous Filings, that said records show the filing and recording of: BURLINGTON COAT FACTORY WAREHOUSE OF CLEVELAND, INC.

Recorded on F307 at Frame 1363 of the Records of Incorporation and Miscellaneous Filings.

Witness my hand and the seal of the Secretary of State, at the City of Columbus, Ohio, this 16th day of Aug, A.D. 1983.

/s/ Sherrod Brown
Sherrod Brown
Secretary of State

CONSENT FOR USE OF SIMILAR NAME

On the 4th day of August, 1983 the Board of Directors of Burlington Coat Factory Warehouse of Cincinnati, Inc. passed the following resolution:

Resolved that Burlington Coat Factory Warehouse gives its consent to Burlington Coat Factory Warehouse of Cleveland, Inc. to the use of the name Burlington Coat Factory Warehouse of Cleveland, Inc.

Signed	/s/ Henrietta Milstein
(Secretary of Assistant Secretary)

ORIGINAL APPOINTMENT OF STATUTORY AGENT

The undersigned, being at least a majority of the incorporation of BURLINGTON COAT FACTORY WAREHOUSE OF CLEVELAND, INC., hereby appoint UNITED STATES CORPORATION COMPANY to be statutory agent upon whom any process, notice or demand required or permitted by statute to be served upon the corporation may be served.

The complete address of the agent is: 21 East State Street, Columbus, Franklin County, Ohio 43215.

Date: July 7, 1983

/s/ Judy Winston

/s/ Diane McAuliffe

4